Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (No. 333-236921) of New Fortress Energy Inc. and incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-229507) pertaining to the Amended and Restated New Fortress Energy Inc. 2019 Omnibus Incentive Plan of our report dated March 16, 2021, relating to the consolidated financial statements of Golar LNG Partners LP as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 appearing in this Current Report on Form 8-K of New Fortress Energy Inc.

/s/ Ernst & Young LLP
London, United Kingdom
March 18, 2021